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Exhibit 4.9

FIRST AMENDMENT
TO THE
ANIKA THERAPEUTICS, INC.
2003 STOCK OPTION AND INCENTIVE PLAN

        Pursuant to the powers reserved to it in Section 15 of the Anika Therapeutics, Inc. 2003 Stock Option and Incentive Plan (the "Plan"), the Board of Directors of Anika Therapeutics, Inc. (the "Board") hereby amends the Plan, effective as of October 31, 2003, as follows:

        1.     Section 5 of the Plan is amended by deleting the following sentence from such section:

    "No Incentive Stock Option shall be granted under the Plan after April 4, 2013."

        2.     Section 19 of the Plan is amended by adding the following to the end of such section:

    "No grants of Stock Options and other Awards may be made hereunder after April 4, 2013."

        Except as so amended, the Plan in all other respects is hereby confirmed.

        IN WITNESS WHEREOF, the Board has caused this First Amendment to the Plan to be duly executed on this 31st day of October, 2003.

Attest:	ANIKA THERAPEUTICS, INC.
/s/ CONSTANCE ANDREWS	By:	/s/ CHARLES H. SHERWOOD Name: Charles H. Sherwood, Ph.D Title: Chief Executive Officer and President

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FIRST AMENDMENT TO THE ANIKA THERAPEUTICS, INC. 2003 STOCK OPTION AND INCENTIVE PLAN